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                                                                   EXHIBIT 10.65

                               ORIOLE HOMES CORP.

                                    AMENDMENT
                                       TO
                1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


1.       AMENDMENT

         1.1 This Amendment to 1994 Stock Option Plan for Non-employee Directors (the "Plan") of Oriole Homes Corp. (the "Company") is intended to revise the provisions of the Plan with respect to grant size and date, vesting and exercisability of an option granted pursuant to the Plan.

         1.2 Capitalized terms used in this Amendment will have the meanings ascribed to them in the Plan.

2.       OPTION GRANT SIZE AND GRANT DATES

         Section 6.2 of the Plan is hereby amended in its entirety to read as follows:

                  "An option to purchase up to 1,200 Shares (as adjusted pursuant to Article 7) shall be granted to each Eligible Director (i) immediately following the Annual Meeting (as described in the Company's By-Laws) at which such Eligible Director is first elected or the first Annual Meeting after such Eligible Director is first appointed by the Board of Directors to serve as a director and immediately following each Annual Meeting thereafter, provided that the Eligible Director is reelected to serve as a director at such Annual Meeting; or in the event no Annual Meeting is held, (ii) immediately following each period of twelve consecutive months during which the Eligible Director has served as a Director, or such shorter period as the Board of Directors may determine in its discretion (the "Grants")."

3.       OPTION EXERCISE PRICE

         Section 6.3 of the Plan is hereby amended in its entirety to read as follows:

                  "The option exercise price per share shall be the Closing Price of the Common Stock on the American Stock Exchange, or such other domestic exchange, automated quotation system or other over-the-counter market (including the OTC Bulletin Board or The Pink Sheets, Inc.) on which the Common Stock is then traded, on the business day immediately preceding the date of grant (the "Grant Date") of such option, or if the Common Stock is delisted from all domestic stock exchanges and



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                  is no longer traded in an over-the-counter market, the fair market value per share of the Common Stock as determined by the Company's Board of Directors in its sole discretion."


4.       VESTING; EXERCISABILITY

         Section 6.4 of the Plan is hereby amended in its entirety to read as follows:

                  "An option shall vest and become nonforfeitable on the first anniversary of the Grant Date of such option, provided that the optionee has continued to serve as a Director until the Vesting Date. An option shall thereafter become exercisable, subject to Section 6.7, according to the following schedule:

    PORTION OF OPTION GRANT THAT          DAY ON WHICH PORTION
         BECOMES EXERCISABLE              BECOMES EXERCISABLE
    ----------------------------          --------------------

              50%                      First Anniversary of the Grant Date

        Additional 50%                 Second anniversary of the Grant Date"



         IN WITNESS WHEREOF, this Amendment to 1994 Stock Option Plan for Non-employee Directors has been executed on behalf of the Company effective as of May 10, 2002.

                                              ORIOLE HOMES CORP.


                                              --------------------------------
                                              R.D. Levy, Chairman of the Board
                                                 and Chief  Executive Officer




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